Exhibit 15.1

KPMG LLP Chartered Accountants Yonge Corporate Centre 4100 Yonge Street Suite 200 Toronto ON M2P 2H3 Canada	Telephone Fax Internet	(416) 228-7000 (416) 228-7123 www.kpmg.ca

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Vasogen Inc.

We have audited the accompanying consolidated balance sheets of Vasogen Inc. (the "Company") as of November 30, 2008 and 2007 and the related consolidated statements of operations, deficit and comprehensive income and cash flows for each of the years in the three-year period ended November 30, 2008 and for the period from December 1, 1987 to November 30, 2008.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards.  We have also audited the accompanying consolidated balance sheets of the Company as of November 30, 2008 and 2007 and the related consolidated statements of operations, deficit and comprehensive income and cash flows for each of the years in the three-year period ended November 30, 2008 in accordance with the standards of the Public Company Accounting Oversight Board (United States).  We did not audit the consolidated statements of operations and deficit and cash flows for the period from inception on December 1, 1987 to November 30, 2008 in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of November 30, 2008 and 2007 and the results of its operations and its cash flows for each of the years in the three-year period ended November 30, 2008 and for the period from December 1, 1987 to November 30, 2008 in conformity with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from U.S. generally accepted accounting principles.  Information relating to the nature and effect of such differences is presented in note 18 to the consolidated financial statements.

On December 1, 2007, the Company adopted the new recommendations of The Canadian Institute of Chartered Accountants' Handbook Section 1535, Capital Disclosures, Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments - Presentation.  The effect of those changes is discussed in note 2(p) to the consolidated financial statements.

Chartered Accountants, Licensed Public Accountants

Toronto, Canada
February 25, 2009